DOCUSIGN, INC.
EXHIBIT 99.2

Subject: Important Company News: Reducing Our Workforce

Team,

I’m writing to share that we have made the difficult decision to reduce our workforce by approximately six percent, impacting approximately 400 employees.

This is a painful decision, and it is not one I, the leadership team or the board make lightly. Of course, I am most concerned for our colleagues who will be leaving, but I am also aware that layoffs are disruptive and hard on company culture, especially when they happen more than once. This is the second company-wide action in my time at DocuSign. I am deeply sorry that we have to do this again.

In the U.S. and Canada, impacted employees will receive an email shortly notifying them that their role has been eliminated. Outside of the U.S. and Canada, we will follow local guidelines and regulations to determine what roles might be impacted as part of these changes. I’ll share more details about notifications below, but wanted to first provide some important context that led us to make this choice.

Coming to this decision
I joined DocuSign because I saw an incredible opportunity: a beloved brand, an expansive customer base, and the chance to create a SaaS category that could usher in the next great business transformation. That opportunity has not changed - if anything it has become clearer.

I still believe we have a strong opportunity ahead of us as an independent, public company, but it will be a multi-year journey to realize our vision for the future of DocuSign and our growth aspirations. We are making early progress, as evidenced by last month’s major beta releases, but it will take time for our new products to make a material impact on key metrics including bookings, billings, and revenue. This reality makes it critical for us to manage our business to improve profitability and focus investment on initiatives that provide the strongest foundation for long-term growth.

This is why I asked the Executive Leadership Team to reduce operating costs for FY25, starting with an emphasis on operating costs other than current employee headcount, including areas such as program spend, professional fees, non-critical open roles, and more. These reductions are already being implemented.

However, after evaluating where we are as a business, we concluded that further action was needed. So, today, we’re reducing our headcount by approximately six percent, and saying goodbye to about 400 of our talented colleagues. Each ELT member will send their teams separate notes and set up meetings to explain specific changes to each organization.

Notifications
As I noted above, in the U.S. and Canada, within 30 minutes of receiving this message, impacted employees will receive an email notifying them that their role has been eliminated. They will then receive an invitation to a meeting with their business leaders and the People team to discuss and review what they can expect in the coming days. Outside of the U.S. and Canada, we will follow local guidelines and regulations to determine what roles might be impacted as part of these changes. The timelines for these processes will differ by country, but communicating the changes will start today.

Supporting our colleagues
While there isn’t anything that makes this easier, we want to provide our departing colleagues with as smooth of a transition as possible, and support them in their next steps towards finding long-term success outside of DocuSign. That will include:
●Severance: Our U.S. based employees will remain on the payroll until at least March 1st and will be eligible for a minimum 12 weeks of severance for these employees. In our international locations, payroll dates and severance amounts will vary in accordance with local law and custom.
●US Health Care: We will pay a lump sum which is the equivalent to a minimum of 3 months of COBRA premiums.
●Stock: There will be a two-month accelerated RSU vesting.
●Career assistance: We will be providing outplacement services to help with the transition.
●Computer: Impacted employees will also be able to keep their laptops.

Moving forward
We have a very real opportunity to reinvigorate growth and create a category-defining company. We can continue to improve our efficiency and execution as a business while still investing in the key initiatives that will drive our future growth.

Our vision for intelligent agreement management continues to be proven out in conversations with our customers, integration & channel partners, and long-term investors. And this critical transformation work won’t stop. We will continue to allocate resources, particularly in the Product and Technology groups, to invest in initiatives like this that we believe can help re-accelerate our growth.

We’ll hold company Town Halls later today at 5:30 pm PT and tomorrow at 8:30am PT to discuss today’s news. I’ll take your questions then.

Today is difficult. To employees who are saying goodbye to their colleagues, thank you for continuing to show grace and support as they navigate this transition. To everyone leaving us today: Thank you. I’m deeply grateful for all that you have contributed to make DocuSign the company it is today.

Allan

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